Exhibit 10.24

House Leasing Agreement

Leaser : Yu Weibin (Hereinafter referred to Party A for short)
Lessee : Harbin Queen Beauty Demonstration Center (Hereinafter referred to Party B for short)

According to Contract Law of the People’s Republic of China and the relevant regulations, in order to definitude the rights and obligations of Party A and Party B, the two parties have reached the following mutual agreement of house leasing based on friendly and thoughtfully consensus:

Clause 1 Party A leases its legal property located in certain areas of Floor 4 and Floor 2, No. 330, Xinyang Road, Daoli District, Harbin City to Party B for use of facial make-up, hairdressing, body beautification, nail beautification. Party B shall register the independent business license to operate by itself.

Clause 2 The leasing period

The leasing period is 5 years, from December 1, 2008 to November 30, 2018.

Clause 3 Rent, Time for Payment and Payment Method

The two parties agree that the annual rent is 400,000 Yuan, Say RMB Four Hundred Thousand Yuan Only . The rent is paid once a year . The payment method is in cash. For the first time, the rent shall be paid to Party A on December 1, 2008 by Party B. In the next years, the payment shall be made once a year . Party B shall make the payment ten days before the end of time for payment . The payment shall be made first, and then, the house can be used.

Clause 4 Party A is responsible for water and electricity fees, and Party B is responsible for telephone charges. Except that, Party B will not pay any expense to Party A.

Clause 5 In the leasing area, Party B can carry out the perfection and decoration according to need. PartyA shall deliver the house to Party B for decoration before November 10, 2008. The rent is not collected in this period of decoration .

Clause 6 After the leasing period expires, except for brand marks and removable articles, Party B shall not remove any thing fixed on walls of Party A, and Party A possesses these things for free .

Clause 7 Places for Tablets and Destination Boards

During the leasing period, Party A shall provide Party B with a place for tablet in the obvious place at the front door , provide Party B with obvious destination boards at the main and auxiliary passages and elevator s , and provide Party B with a place for interior tablet at the external wall of passage on Floor2 in the leasing area of Party B.

Clause 8 During the leasing period, the two parties share the parking lot in front of the front door.

Clause 9 If Party B has one of the following circumstances; Party A can terminate the contract , and get back the house:

1. Relet the house, sublease the house, transfer the house, lend the house, jointly operate with the house, become shareholders with the house , or exchange the house with others;
2. Use the leasing house to carry out illegal activities and harm the public benefit;

Clause 10 After the contract expires, if Party A continues to lease the house , Party B has the priority to rent.

Clause 11 Maintenance of House during Leasing Period

Party A shall check the leasing house and its equipment at fixed periods, repair timely, make sure the house does not leak and flood , the three kinds of pipelines (water supply, drainage , and illumination electricity) are in good condition , and the doors and windows are in good condition , in order to ensure the safe and normal use of Party B. Party B shall coordinate actively.

Clause 12 Changes of Parties to Leasing

If Party A transfers the ownership of house property to a third party in accordance with legal procedures , under the circumstance that there is no stipulation , the contract will be effective to the new owner of the house property. If Party A sells the house, Party B shall be informed 3 months in advance , and have the priority to buy. With the consent of Party A, Party B can relet the house under the contract.

Clause 13 Responsibility of Breach of Contract

The two parties shall strictly fulfill the contract , and shall not break the contract. Otherwise , the party which breaks the contract will assume all responsibilities. The penalty will be 200% of the total house leasing price , and shall be paid in cash within 30 days since the date of breach .

Clause 14 Exceptions

1. If the house is damaged or brings losses to Party B for irresistible causes, the two parties do not assume any liability for each other.
2. If the leased house needs to be demolished or reconstructed for the reason of municipal construction , and this brings losses to Party A and Party B, the two parties do not assume any liability for each other .

If the contract is terminated for the above reasons , the rent is calculated according to the time in use with refund for any overpayment or supplemental payment for any deficiency.

Clause 15 Settlement of Disputes

In case any dispute arises over the fulfillment of the contract , the two parties shall settle the dispute by negotiation. If the negotiation fails , any party can apply to House Leasing Administration for intermediation. When the intermediation does not work , any party can apply to Economic Contract Arbitration Committee for arbitration, and can also bring lawsuit to the People’s Count .

Clause 16 Other Issues
1. ____________________________________________________________________.

2. ____________________________________________________________________.

Clause 17 For issues not mentioned in the contract , the two parties can negotiate with each other.

Clause 18 The contract is in duplicate . Each party holds one copy. The contract takes effect since the date on which it is signed , and loses validity when it expires.

Party A:Yu Weibin	Party B: Harbin Queen Beauty Demonstration Center Representative: Liu Tong
Signature:_____________________	Signature (Seal):_____________________
Signing Date: November 30, 2008